EXHIBIT 16.1




ERNST & YOUNG             Ernst & Young, LLP              Phone:  (801) 350-3300
                          Suite 800                       Fax:    (801) 350-3456
                          60 East South Temple            www.ey.com
                          Salt Lake City, Utah 84111


                                                                    EXHIBIT 16.1

August 7, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 25, 2003 of ClearOne Communications, Inc. and believe it is not complete (and/or accurate) in certain respects. Our comments are reflected below:

The date in the first sentence of the first paragraph of Item 4 on page 1 should be changed to July 21, 2003.

The following should be added at the end of the second paragraph of Item 4 on page 1:
     However, on or about January 21, 2003, Ernst & Young advised the Company's Audit Committee (through its designated representative) that the Securities and Exchange Commission's complaint dated January 15, 2003 and other information that had come to Ernst & Young's attention gave Ernst & Young concern regarding the fairness or reliability of the Company's financial statements for the two fiscal years ended June 30, 2002 and 2001, and that such financial statements and Ernst & Young's reports thereon should not be relied upon and needed to be withdrawn. Ernst & Young further informed the Audit Committee's representative that a Company-issued press release advising that Ernst & Young's audit reports should not be relied upon would be a suitable substitute for Ernst & Young issuing a separate press release to withdraw their reports. On January 22, 2003, the Company issued a press release advising that the Company's financial statements and the auditor's report included in the Company's 2002 Annual Report on Form 10-K should not be relied upon for investment purposes. Accordingly, since January 22, 2003, Ernst & Young's audit opinions on the Company's financial statements included in such Form 10-K (i.e., for the years ended June 30, 2002 and 2001) have been effectively withdrawn, and those financial statements are therefore unaudited.

The following should be added at the end of the third paragraph of Item 4 on page 2:
     As described in the preceding paragraph, however, Ernst & Young's reports on the annual financial statements included in the 2002 Annual Report on Form 10-K have been withdrawn.


       Ernst & Young LLP is a member of Ernst & Young International, Ltd.

ERNST & YOUNG             Ernst & Young, LLP


August 7, 2003
Securities and Exchange Commission                                        Page 2


The following should be added at the end of the last sentence in the fourth paragraph of Item 4 on page 2:
     , except as follows: Ernst & Young advised the Company's Audit Committee (through its designated representative) on or about January 21, 2003, that in light of the allegations in the Securities and Exchange Commission's complaint dated January 15, 2003 and other information that had come to Ernst & Young's attention, Ernst & Young was unwilling to be associated with the Company's previously-issued financial statements until a sufficient investigation into those allegations had been performed and any matters noted in the investigation appropriately resolved. The matters giving rise to Ernst & Young's communication to the Company's Audit Committee have not been resolved to Ernst & Young's satisfaction prior to its dismissal.

We are in agreement with the statements contained in the penultimate paragraph of Item 4 on page 2 therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.



                                      /s/  ERNST & YOUNG LLP